Exhibit 10.1

AMENDMENT made effective as of the 11th day of November, 2024 (the “Effective Date”) to Employment Agreement dated July 8, 2019, as further amended (the “Employment Agreement” or “Agreement”), between Voxx International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788 (the “Company”) and Patrick M. Lavelle, an individual residing at 131 Celebration Blvd., Celebration, Florida 34747 (the “Executive”). All capitalized terms used herein but not defined herein are as defined in the Employment Agreement unless indicated otherwise.

WHEREAS, the Company desires to extend Executive’s employment with the Company and the Company and Executive have discussed and agreed in principle on an extension and modification of the Employment Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.
Section 1.1 of the Employment Agreement is amended and restated in its entirety as follows:
1.1
This Employment Agreement shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue for a period through February 28, 2026 (the “Extended Term”), unless the Employment Agreement is terminated at an earlier date by either party in accordance with Section 4.

2.
Section 3.3A of the Employment Agreement is amended and restated in its entirety as follows:

3.3A Stock Grant. As of the Effective Date, Executive shall be eligible to received awards of restricted stock units under the Company’s 2024 Equity Incentive Plan. In addition, on each of December 31, 2024, March 31, 2025, June 30, 2025, September 30, 2025, December 31, 2025 and March 31, 2026, provided that the Executive is then employed by the Company (except with respect to the March 31, 2026 stock grant which shall require that the Executive is employed by the Company as of February 28, 2026), the Company shall grant Executive shares of Class A common stock of the Company equivalent to Sixty-Two Thousand Five Hundred ($62,500) Dollars based on the average price of said shares on such date or the immediately prior business date. The Executive shall have the option to receive the above-described shares and be responsible for any personal income tax (and Employee Medicare tax) obligations on such stock grants, or to provide written notice to Employer to receive the “Net Shares” (as hereinafter defined) with the Company being responsible to remit all federal, state and local income tax (and employee Medicare tax) obligations through payroll withholding on behalf of the

Executive. The “Net Shares” shall be the number of shares of common stock of the Company valued as provided herein which is equal to $62,500 on each of the above dates less an amount equal to federal, state and local income tax and Medicare tax amounts due on such amount determined at Executive’s maximum marginal rate at such time and maximum Medicare rate applicable to the Executive at such time.

3.
The Agreement is amended to add a new Section 3.12 as follows:

3.12 Change in Control Event Closing Bonus. In consideration of Executive’s additional efforts rendered to date and to be rendered in connection with the disposition of the Company’s non-core assets and sale of all or a portion of the Company, in the event that a Change in Control Event (as defined in Subparagraph 4.1C, below) occurs, the Company shall pay Executive an amount equal to one (1) times the Base Salary ($1,000,000), which shall be paid in cash, subject to customary withholdings, upon the closing of the Change of Control event (which such payment shall be in addition to, and not in lieu of, all other compensation to be paid to Executive under the terms of this Agreement).

4.
Section 4.1C of the Agreement is amended and restated in its entirety as follows:

4.1C For purposes of this Agreement, a resignation for "Good Reason" shall mean the Executive's resignation by written notice to the Company’s Chairman of the Board effective: (A) one hundred eighty (180) days following a Change in Control Event; or (B) within one hundred eighty (180) days’ notice following: (1) the Executive’s not being a voting member of the Company’s Board of Directors; (2) Executive’s written notice to the Company of (i) a material alteration in the scope of Executive’s powers, duties, title or responsibilities, (ii) the assignment to the Executive of duties materially inconsistent with this Agreement or a material adverse change in his title or authority, or (iii) the Company’s material breach of this Agreement; or (3) Executive’s written notice to the Company of a change in the Executive’s primary place of work to a location that is more than fifty (50) miles from Orlando, FL, in each case which is not cured by the Company within twenty (20) Business Days of receiving such notice from the Executive Notwithstanding anything contained herein to the contrary, in the circumstance of a Change in Control Event, (a) a material alteration in the scope of the Executive’s powers, duties, title or responsibility or the assignment to the Executive of duties materially inconsistent with this Agreement or (b) a material adverse change in his title or authority subsequent to the Closing of the Change in Control shall not be grounds for a resignation by Executive for Good Reason, provided that such change, assignment or alteration is reasonable and appropriate to effectuate the Change in Control Event, the direct and natural result of such Change of Control Event, and is consistent with standard industry practices. For all purposes of this Subparagraph 4.1C, a “Change of Control Event” shall mean that the Company and an acquiring entity or entities have entered into a firm sale/acquisition agreement for a Change in Control and have consummated the closing thereof.

5.
Section 4.1F (1) of the Agreement is amended and restated in its entirety as follows:

4.1F(1) an amount equal to one (1) times the Base Salary ($1,000,000), payable in cash, subject to customary withholdings, in twelve (12) equal monthly installments commencing on the Date of Termination. The Executive may, upon written notice to the Company, extend the payment period to up to twenty-four (24) months commencing from the Date of Termination.

6.
All terms of the Agreement not amended herein shall remain unchanged and continue in full force and effect as set forth therein. Except as amended and modified herein, the parties hereto ratify and confirm the Employment Agreement as written.

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Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the Effective Date.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Ari M. Shalam

Name: Ari M. Shalam

Title: Chairman of the Board

EXECUTIVE:

/s/ Patrick M. Lavelle

Patrick M. Lavelle